Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-193022 and 333-202863) and Form S-3 (No. 333-230785) of Digital Turbine, Inc. of our report dated March 18, 2020, except for notes 3, 5, 8, 14, and 15, as to which the date is May 13, 2020, relating to the financial statements of Mobile Posse, Inc. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from April 3, 2018 through December 31, 2018, which is included in the Current Report on Form 8-K/A filed by Digital Turbine, Inc. on May 13, 2020.
/s/ CohnReznick LLP
Tysons, Virginia
May 13, 2020